Exhibit 10.3
LOAN AGREEMENT
THIS LOAN AGREEMENT (the “Agreement”) is made effective the 13th day of January, 2010, at Oklahoma City, Oklahoma, among FB S. PLAINS FINANCING, LLC, an Oklahoma limited liability company (“Borrower”), JAMES B. SWICKEY, an individual (“Swickey”), DAVID W. DURRETT, an individual (“Durrett”), CAPITAL INVESTORS OF OKLAHOMA, LLC, an Oklahoma limited liability company (“CIO”), FIRST PHYSICIANS REALTY GROUP, LLC, an Oklahoma limited liability company (“FPRG”), RURAL HOSPITAL ACQUISITION, L.L.C., an Oklahoma limited liability company (“RHA”), and SOUTHERN PLAINS ASSOCIATES, L.L.C., an Oklahoma limited liability company (“SPA”) (collectively herein Swickey, Durrett, CIO, FPRG, RHA, and SPA are referred to as “Guarantor,” whether one or more) and FIRST LIBERTY BANK (“Bank”), having an address of 9601 N. May Avenue, Oklahoma City, OK 73120.
1. CONSTRUCTION AND DEFINITION OF TERMS. All terms used herein without definition which are defined by the Oklahoma Uniform Commercial Code shall have the meanings assigned to them by the Oklahoma Uniform Commercial Code, as in effect on the date hereof, unless and to the extent varied by this Agreement. All accounting terms used herein without definition shall have the meanings assigned to them as determined by generally accepted accounting principles. Whenever the phrase “satisfactory to Bank” is used in this Agreement, such phrase shall mean “satisfactory to Bank in its sole discretion.” The use of any gender or the neuter herein shall also refer to the other gender or the neuter and the use of the plural shall also refer to the singular, and vice versa. In addition to the terms defined elsewhere in this Agreement, unless the context otherwise requires, when used herein, the following terms shall have the following meanings:
1.1	“Agency” means the Rural Business — Cooperative Service a/k/a USDA Rural Development, acting on behalf of the United States Department of Agriculture (“USDAT).
1.2
“Borrower’s Note” or “Note” means the First Amended and Restated Promissory Note to be executed by the Borrower and delivered to Bank to evidence the Loan contemplated by this Agreement and all extensions, renewals, modifications, substitutions and increases thereof, in the initial amounts and payable on the terms stated herein.

1.3	“Business Day” means any day other than a Saturday, Sunday, or a legal holiday in the State of Oklahoma.
1.4	“Collateral” means the security for the payment and performance of the Obligations which shall be granted to Bank. The property to be pledged to secure the Obligations includes, but is not limited to:
(a)	the Real Property, all of the Borrower’s and/or Mortgagor’s leases and rents from the Real Property, if any, together with all proceeds, products and increases thereof; and
(b)
With respect to each item of Collateral identified above, Borrower and Mortgagor warrant they shall have lawful and absolute title to same and have the full and unqualified right to assign and grant a first security interest lien in said Collateral to Bank.

1.5	“Current Ratio” means the ratio of current assets to current liabilities.
1.6	“Debt to Equity” means the ratio of total liabilities to Tangible Net Worth.
1.7	“Default” means the occurrence of any of the events specified in paragraph 11 of this Agreement, and the subparagraphs thereunder.
1.8	“Event of Default” means any of the events described in Section 11 hereof.
1.9	“GAAP” means generally accepted accounting principles in effect from time to time.
1.10
“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.11
“Guarantor” means collectively James B. Swickey, an individual, David W. Durrett, an individual, Capital Investors of Oklahoma, LLC, an Oklahoma limited liability company, First Physicians Realty Group, LLC, an Oklahoma limited liability company, Rural Hospital Acquisition, L.L.C., an Oklahoma limited liability company, and Southern Plains Associates, L.L.C., an Oklahoma limited liability company, and “Guaranty Agreement” means the Guaranty Agreement of the Guarantors in form and substance acceptable to Bank and the USDA, including the USDA Unconditional Guarantee, defined below.

1.12
“Hazardous Materials” means (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; (c) any substance the presence of which on any property now or hereafter owned, operated or acquired by Borrower is prohibited by any Law similar to those set forth in this definition; and (d) any other substance which by Law requires special handling in its collection, storage, treatment or disposal.

1.13
“Hazardous Materials Contamination” means the contamination (whether presently existing or occurring after the date of this Agreement) by Hazardous Materials on any property owned, operated or controlled by Borrower or for which Borrower has responsibility, including, without limitation, improvements, facilities, soil, ground water, air or other elements on, or of, any property now or hereafter owned, operated or acquired by Borrower, and any other contamination by Hazardous Materials for which Borrower is, or claims to be, responsible.

1.14
“Indebtedness” shall include all items that would properly be included in the liability section of a balance sheet or in footnotes to a financial statement in accordance with generally accepted accounting principles, and shall also include all contingent liabilities.

1.15
“Laws” shall mean all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any Governmental Authority or political subdivision or agency thereof, or any court or similar entity established by any thereof.

1.16
“Lien” shall mean any statutory or common law consensual or non-consensual mortgage, pledge, security interest, encumbrance, lien, right of setoff, claim or charge of any kind, including, without limitation, any conditional sale or other title retention transaction, any lease transaction in the nature thereof and any secured transaction under the Uniform Commercial Code of any jurisdiction.

1.17
“Loan” or “Note” means the Promissory Note made payable by the Borrower in favor of the Bank in the principal amount of Four Million Seven Hundred Thousand and 00/100 Dollars ($4,700,000.00), dated December 31, 2009, as amended by that certain First Amended and Restated Promissory Note dated of even date herewith, together with any and all renewals, extensions, modifications, and/or restatements thereof.

1.18
“Loan Documents” means this Agreement, the Borrower’s Note, the Mortgage, and all other instruments, documents and writings previously or contemporaneously executed and/or delivered by or on behalf of the Borrower pursuant to or in connection with the transactions described in this Agreement, together with any and all renewals, amendments or modifications of any of the above.

1.19	“Loan Note Guaranty” means USDA Form 4279-5 to be issued to Bank by the Agency containing the terms and conditions of the USDA 80% Guaranty.
1.20
“Mortgage” mean that certain Mortgage executed by Southern Plains Associates, LL C, an Oklahoma limited liability company (“SPA” or “Mortgagor”), in favor of the Bank, granting the Bank a first and prior mortgage lien against the Real Property described therein.

1.21
“Obligations” means the full and punctual observance and performance of all present and future duties, covenants and responsibilities due to Bank under this Agreement, the Note, the Loan Documents and otherwise, all present and future obligations and liabilities to Bank for the payment of money under this Agreement, the Note, the Loan Documents and otherwise (extending to all principal amounts, interest, late charges, fees and all other charges and sums, as well as all costs and expenses payable under this Agreement, the Note, the Loan Documents and otherwise), whether direct or indirect, contingent or noncontingent, matured or unmatured, accrued or not accrued, related or unrelated to this Agreement, whether or not now contemplated, whether or not any instrument or agreement relating thereto specifically refers to this Agreement and whether or not of the same character or class as Borrower’s obligations under this Agreement or the Note, including, without limitation, overdrafts in any checking or other account of Borrower, whether or not secured under any other document, or agreement or statutory or common law provision, as well as all renewals, refinancings, consolidations, re-castings and extensions of any of the foregoing, the parties acknowledging that the nature of the relationship created hereby contemplates the making of future advances by Bank.

1.22	“Permitted Liens” shall mean Liens of Bank, or Liens specifically consented to by Bank in writing.
1.23
“Person” means natural persons, corporations, associations, limited liability companies, partnerships, joint ventures, trusts, governments and agencies and departments thereof and every other entity of every kind.

1.24
“Real Property” means all of Borrower’s right, title, and interest in and to that certain tract of real property owned by the SPA, together with all Improvements thereto, if any. The Real Property shall be described on Exhibit “A” to the Mortgage.

1.25
“Security Agreements” means the instruments to be executed by the Borrower, and others, if any, delivered to the Bank for the benefit of the Bank to secure payment of the Obligations, the forms of which shall be in form and substance satisfactory to Bank.

1.26
“Tangible Net Worth” or “Tangible Balance Sheet Equity” means the total assets less the sum of Intangible Assets, Total Liabilities, exclusive of Intangible Assets. As used herein Intangible Assets means: goodwill, intellectual property, patents, copyrights, and trademarks. As used herein Total Liabilities means the sum of current liabilities, long term debt, and other miscellaneous liabilities.

1.27	“USDA” means United States Department of Agriculture acting through the Rural Business — Cooperative Service a/k/a USDA Rural Development (“Agency”).
1.28	“USDA Unconditional Guarantee” means the USDA Form 4279-14 to be executed by Guarantors in favor of Bank guarantying payment and performance of the Note.

2. LENDING AGREEMENT. Subject to the terms and conditions of this agreement, the Bank agrees to extend credit to the Borrower of up to the aggregate amount of not to exceed $4,700,000.00 as further described herein.
2.1
Lending Restriction. Notwithstanding any other provision of this Agreement, any loan herein provided for will not be required to be made by the Bank if since the date of this Agreement and up to the requested date of such advance or anytime thereafter: (a) there has been a material adverse change in the financial condition of the Borrower; or (b) any Default has occurred; or (c) any litigation or governmental proceeding has been instituted against the Borrower which will adversely affect the Collateral, or the financial condition or continued business operations of the Borrower; or (d) should the USDA, at any time, withdraw or terminate its Conditional Commitment for Guaranty or Loan Note Guaranty.

3. LOAN TO BORROWER. The Loan to be made hereunder will be evidenced by Borrower’s Note. The Note will be payable as set forth therein.
4. FEES. Borrower will pay the following fees in connection with this transaction:
4.1	Loan Fees. Borrower shall pay Bank, an origination fee of $48,000.00. Borrower shall pay a USDA Guaranty Fee of 1.60% ($75,200.00).
4.2
Service Fee. Beginning January 31, 2011, Borrower shall pay Bank an annual service fee of 0.25% of the outstanding balance determined as of December 31st of each year. Said service fee will be payable by on or before January 31st of each year.

4.3	Attorneys’ Fees. Borrower shall pay Bank’s attorneys’ fees in the amount of $7,500.00 incurred in connection with preparation of the Loan Documents. Bank’s attorneys’ fees shall be paid at closing.
5. COLLATERAL. Payment of the Borrower’s Note will be secured by the following collateral security:
5.1	Guaranty Agreements. SPA, Swickey, Durrett, FPRG, CIO, and RHA shall guarantee the loan to Borrower. Each Preferred Investor will provide a limited guaranty as shown on Schedule 1 attached hereto.
5.2	Real Estate Mortgage. A first title insured real estate mortgage covering the Real Property.
5.3	Additional Collateral. Such additional collateral as might be agreed to by the Borrower/Guarantors and the Bank.

6. ADVANCES. As soon as all of the conditions specified at paragraph 7 hereof are satisfied, and subject to the terms of the Loan Documents, the Bank will advance amounts under the Loan Documents to fund the Loan as agreed to herein. The Borrower and each Guarantor hereby authorizes and approves such advances.
6.1	Use of Loan Proceeds. The proceeds of the Loan under the Loan Documents will be used as follows: (a) the loan proceeds will be invested by Borrower.
7. CONDITIONS OF LENDING. The Bank’s obligation to fund the Loan is subject to the performance of the following CONDITIONS PRECEDENT:
7.1	Loan Documents. The Loan Documents shall have been duly authorized, executed, and delivered to the Bank by all of the parties thereto, all in form and substance satisfactory to the Bank.
7.2	Financial Information. The Bank shall have each received such financial statements from such parties as they deem necessary in form satisfactory to the Bank.
7.3
Insurance. To the extent required by the Bank, Borrower and others, if requested, shall have furnished certificates or policies of insurance issued in amounts, by companies and against such risks as are satisfactory to the Bank. Such risks shall include specifically hazard (fire, windstorm, lightening, hail, explosion, riot, civil commotion, aircraft, vehicle, marine, smoke, and property damage) liability and business interruption insurance with Bank as additional insured and/or loss payee. Borrower shall also carry Worker’s Compensation insurance as required by law.

7.4
Authorization. Borrower have full power and authority to enter into this Agreement, to make the borrowings hereunder, to execute and deliver all documents and instruments required hereunder and to incur and perform the obligations provided for herein, all of which have been duly authorized by all necessary and proper corporate and other action, and no consent or approval of any person, including, without limitation, stockholders or members, as the case may be, of Borrower and any public authority or regulatory body, which has not been obtained is required as a condition to the validity or enforceability hereof or thereof.

7.5	USDA Conditional Commitment. Bank shall have received a USDA Conditional Commitment for a USDA Rural Development B & I Loan Note Guaranty of 80% for the Loan in form and substance acceptable to Bank.
7.6
Mortgagee Title Insurance Binder. The Bank shall have received a satisfactory original mortgagee’s title guaranty binder commitment in favor of the Bank and issued by a title insurer and agent satisfactory to Bank, committing to issue an American Land Title Association (ALTA) mortgagee’s title guaranty policy in the amount of $2,800,000.00, insuring the Mortgage to be a first and prior lien on the Real Property for the full amount of the Loan, subject only to such matters approved or waived in writing by Bank.

7.7	Appraisal of Real Property and FF&E. Bank shall receive an Appraisal of the Real Property and FF&E acceptable in form and substance to Bank and the USDA.
7.8
Environmental Survey. Bank shall receive an environmental survey of the Real Property acceptable in form and substance to Bank, and to the extent it is deemed necessary by USDA, a separate environmental survey acceptable to the USDA.

7.9
Post Closing Balance Sheet. Prior to closing, and within ten (10) days of each month thereafter until such time as USDA has issued the Loan Note Guaranty, Bank shall receive a current Balance Sheet, acceptable to Bank, and prepared in accordance with GAAP which shall reflect the assets and liabilities of Borrower (the “Post Closing Balance Sheet”). Each Post Closing Balance Sheet shall show a balance sheet equity position (Minimum Tangible Net Worth) of not less than twenty percent (20%).

7.10
Continuing USDA Commitment to Issue Loan Note Guaranty or Continuous Enforceable Loan Note Guaranty. If at any time, for any reason, USDA withdraws, terminates or cancels its Conditional Commitment or Loan Note Guaranty, Bank may cease making advances under the Note until such time as Bank receives a written acknowledgement from USDA that the Conditional Commitment or Loan Note Guaranty as the case may be, has been reinstated or affirmed upon terms and conditions satisfactory to Bank. Should Bank not receive an acceptable written acknowledgement from USDA, Bank may accelerate the Loan in its sole discretion, and the Loan shall be due and payable in full.

7.11
USDA Requested Documents. If at any time prior to closing USDA requests that Borrower execute a document or otherwise provide a representation, warranty, or covenant, Borrower shall comply with said request. Any failure to comply shall terminate and cancel Bank’s obligation to fund and/or constitute a default hereunder.

8. REPRESENTATIONS AND WARRANTIES. To induce the Bank to enter into the Loan Documents and advance funds in accordance herewith, the Borrower represents and warrants as follows:
8.1
Financial Condition. The current financial statements of the Borrower, and others, if any, together with all pro formas, and/or business plans, copies of which have been furnished to the Bank, are correct and complete and fairly reflect their respective financial conditions as of the date thereof. There has occurred no material adverse change in the financial condition from the effective date thereof, to the effective date hereof.

8.2
Financial Information. Subject to any limitations stated therein or in connection therewith, all balance sheets, and other financial data which have been or may hereafter be furnished to the Bank do or will fairly represent the financial condition of the respective party giving same or other party on whose behalf such information is furnished to the Bank, as of the dates thereof and the results of operations for the periods for which the same are furnished, and all other information, reports, and other papers and data furnished to the Bank, are or shall be at the time the same are so furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to give the Bank a true and accurate knowledge of the subject matter.

8.3
Litigation. There is no action, suit, proceeding or investigation pending before any court or regulatory agency, or to the knowledge of the Borrower threatened against Borrower or the Collateral, which might adversely affect it or the Collateral, or impair Borrower’s ability to carry on its businesses substantially as now conducted or result in any substantial liability not adequately covered by insurance.

8.4
Taxes and/or other Federal Debt. Borrower has filed all federal, state, and local tax returns which are required to be filed for the current fiscal year and prior tax years and have paid or made provisions for payment of all taxes which have or may become due pursuant to said returns. Borrower does not know of any basis for the assessment of any deficiency taxes against them. Borrower is not delinquent upon any Federal Debt.

8.5
Observance of Statutes. Borrower has not violated and will not in the future violate any statute, regulation, or rule of any governmental body, where such violation might materially adversely affect its business operations or financial condition. The Borrower will exercise its best efforts to comply with all federal, state, and local statutes, regulations and rules in all jurisdictions where they do business.

8.6
No Default. The making and performance of the Loan Documents will not violate any provision or constitute a default under the operating agreements of the Borrower, any law, indenture, agreement, or instrument to which it is a party or by which any of them or the Collateral is bound or affected.

8.7
Ownership. Except for the liens in favor of Bank, the Borrower, or one or more of them, now has or will hereafter acquire title to the Collateral free and clear of all prior claims, liens, encumbrances, and title retention devices. Mortgagor is indefeasibly seized of the Real Property in fee simple as of the date of the advance of Loan proceeds under this Agreement, and has full power and lawful authority to mortgage and encumber the same, and that the Real Property is free and clear of all encumbrances, except easements of record acceptable to Bank and liens in favor of Bank and Permitted Encumbrances (as that term is defined in the Mortgage).

8.8
Full Disclosure. None of the Loan Documents nor any statement or instrument referred to therein or any other information, report, or statement delivered to the Bank by the Borrower or any other party on their behalf contains any untrue statement or omits to state a material fact necessary to make the statements herein or therein not misleading.

8.9
Acceptance of Funds. Borrower’s acceptance of the Loan Proceeds under the Loan Documents will be deemed to constitute a representation and warranty to the Bank that: (a) there has been no material adverse change in Borrower’s financial condition; (b) no Default has occurred; and (c) there is no litigation pending or threatened against Borrower which would adversely affect its financial condition.

8.10
Corporate Existence. Borrower is duly organized, legally existing and in good standing under the laws of the State of their organization, have the power to own their property and to carry on their business and are duly qualified to do business and are in good standing in each jurisdiction in which the character of the properties owned by any of them therein or in which the transaction of its business makes such qualification necessary.

8.11	Enforceability. All of the Loan Documents when executed and delivered will be valid, legally binding, and enforceable in accordance with their terms.
8.12
No Government Approval. No authorization or approval or other action by, and no notice to or filing with any governmental authority or regulatory body is required for the due execution, delivery and performance of any of the Loan Documents to which it is a party.

8.13
Utilities. That all utility service necessary for the operation and maintenance of the Real Property for its intended purpose, are available for the use of the Borrower at the Real Property, including water supply, storm and sanitary sewer facilities, electric, gas and telephone services.

8.14
Access. That adequate vehicular, pedestrian, and utility access for reasonably direct ingress, egress, and service to and from the Real Property from publicly owned and maintained paved roadways are available to the Real Property.

8.15
Environmental Concerns. That the Real Property has not been the subject of an environmental impact study required by any Tribunal nor has such study been deemed necessary and the past, present or contemplated use of the Real Property has not violated and does not violate any Environmental Laws and the Real Property is not within an area identified by any Tribunal as an area of contamination.

8.16
Licenses and Permits. Borrower has duly obtained and now holds all licenses, permits, certifications, approvals and the like as required by federal, State and local laws of the jurisdictions in which Borrower conducts its business, and each remains valid and in full force and effect.

9. AFFIRMATIVE COVENANTS. Until payment in full of the Note and/or satisfaction of the Obligations under the Loan Documents, unless the Bank otherwise consents in writing, the Borrower will perform or cause to be performed the following agreements:
9.1
Notice of Default. Borrower will give prompt notice to the Bank of: (a) any Event of Default; (b) the instigation of any litigation against them which might adversely affect their respective financial conditions; and (c) any other matter which has resulted in an adverse change in their financial condition.

9.2
Records and Inspections. Borrower will keep and maintain full and accurate accounts and records of their respective business operations according to generally accepted accounting principles, and will permit the Agency and/or the Bank and their respective designated representatives to have access thereto and make examination and copies thereof at all reasonable times, to make audits, and to inspect the Collateral, by way of both scheduled and unscheduled inspections.

9.3	Required Information. Borrower will furnish or cause to be furnished to the Bank the following financial reports in form and substance satisfactory to Bank:
9.3.1
Borrower’s Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each fiscal year of Borrower beginning with fiscal year 2010, Borrower shall provide its compiled Annual Financial Statement consisting of a Balance Sheet, Cash Flow Statement, Income Statement, including aged receivables and payables, and profit and loss statement, all in form and scope acceptable to Bank. Said Financial Statements shall be prepared by a Certified Public Accountant acceptable to Bank.

9.3.2
Guarantors’ Annual Financial Statements. As soon as available, and in any event within ninety (90) days of the end of each Guarantor’s fiscal or calendar year, each Guarantor shall provide its compiled Annual Financial Statements in form and scope acceptable to Bank.

9.3.3
Federal Tax Returns. Borrower will submit to Bank, within thirty (30) days of April 15th of each year, complete copies of their respective Federal Tax Returns. If extensions are filed, then a copy of such extension shall be due within the same thirty (30) day period and the Tax Return shall be due within thirty (30) days of filing.

9.3.4
Additional Financial Reports. Upon request of Bank, Borrower shall provide Financial Statements of any or all companies owned or managed by Borrower in such form and substance and at such times as requested by Bank.

9.3.5
Subordinated Indebtedness or Obligations. Until payment in full of the Loan, Borrower shall not repay any indebtedness or obligation to any stockholder, owner, officer, or affiliate without the consent of Bank.

9.3.6	Other Information. Such other information concerning the business affairs of the Borrower or others as the Bank might request from time to time.
9.3.7	Maximum Debt to Equity Ratio. The Borrower will maintain at all times a ratio of Total Liabilities to Tangible Net Worth of not greater than 7.00 to 1.0., tested annually beginning December 31, 2010.
9.3.8	Maximum Current Ratio. The Borrower will maintain at all times a ratio of current assets to current liabilities of not less than 1.0 to 1.0., tested annually beginning December 31, 2009.
9.4
Debt Service Coverage Ratio. Beginning with the end of the first quarter of 2010, Borrower’s Debt Service Coverage Ratio (DSCR) on a consolidated basis shall not be less than 1.25:1.0 calculated at the end of each calendar quarter for the immediately preceding twelve month period.

9.5	Reimbursement of Bank. The Borrower will pay or will reimburse the Bank for payment of all governmental charges, taxes, or penalties imposed on the Collateral or the Loan Documents.
9.6
Additional Documents. The Borrower will promptly, on demand of the Bank, execute all such additional agreements, contracts, indentures, documents, corrective instruments, financing statements, and instruments in connection with this Agreement as Bank might reasonably require.

9.7
Compensation. Compensation of officers or members of Borrower will be limited to an amount that, when taken, will not adversely affect the repayment ability of Borrower. This amount may not be increased year to year unless (1) an after-tax profit was made in the preceding fiscal year; (2) the Borrower is and will remain in compliance with covenants of the Loan Agreement; and (3) all of Borrower’s debts are paid to a current status and (4) prior written concurrence of the Bank is obtained.

9.8
Use and Zoning Compliance. The Mortgagor covenants and agrees to comply with all building, subdivision, zoning and similar ordinances and regulations applicable to the operation of the Real Property and upon Bank’s written request the Borrower shall obtain and deliver to the Bank the original or true copies of all subdivision, building, zoning, use and other permits required with respect to the Real Property.

9.9
Easements and Restrictive Covenants. The Borrower covenants that all future easements and restrictive covenants purporting to affect the Real Property shall be submitted to the Bank for its approval prior to the execution thereof by Borrower, which approval shall not be unreasonably conditioned, withheld or delayed, with all proposed easements being accompanied by a survey showing the location thereof. The Borrower further covenants to comply with all easements and restrictive covenants affecting the Real Property.

9.10
Conveyances; Encumbrances. Mortgagor covenants that it will not sell, transfer, or convey all or any portion of the Real Property, nor create, assume or suffer to exist any mortgage, pledge, security interest, lien or encumbrance on the Real Property (other than the Permitted Encumbrances), without the Bank’s prior written consent.

9.11	Operation of the Real Property. At all times while owning and operating the Real Property, the Mortgagor covenants and agrees that:
9.11.1
The Mortgagor shall comply with the requirements or all applicable federal, state and local environmental, occupational health, safety and sanitation Laws, ordinances, codes, rules and regulations, permits, licenses and interpretations and orders of regulatory and administrative Tribunals with respect to the Real Property. Without limiting the generality of the foregoing, the Mortgagor agrees to comply with all requirements of CERCLA/SARA and RCRA/HSWA, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act, all as amended, and all air, water and hazardous and solid waste Laws of the State of Oklahoma,

9.11.2
The Mortgagor shall immediately, as reasonably practicable, notify the Bank of and provide the Bank with copies of any notifications of discharges or releases or threatened releases or discharges of a Polluting Substance on, upon, into, or from the Real Property which are given or required to be given by or on behalf of the Mortgagor to any federal, state or local Tribunal, and such copies of notifications shall be delivered to the Bank at the same time as they are delivered to the Tribunal. The Mortgagor further agrees to promptly undertake and diligently pursue to completion any appropriate and legally required or authorized remedial containment and cleanup action in the event of any release or discharge or threatened release or discharge of a Polluting Substance on, upon, into or from the Real Property, and

9.11.3
At all times while owning and operating the Real Property, the Mortgagor agrees to maintain and retain complete and accurate records of all releases, discharges or other disposal of Polluting Substances on, onto, into or from the Real Property, including without limitation, records of the quantity and type of any Polluting Substances disposed of on or about the Real Property.

9.12
Licenses and Permits. Borrower shall take all necessary steps to remain in good standing with all of its licensing authorities, including without limitation, the Oklahoma Secretary of State. Borrower shall notify Bank of any adverse findings made by licensing authorities if such adverse findings cannot be corrected within thirty (30) days. The Borrower’s loss of its operating license(s) shall constitute a non-monetary default under this Agreement.

9.13
Record Keeping. Borrower and Guarantors shall prepare and maintain on a current basis the following records, to the extent applicable to their operations, and make them available to the Bank upon request:

(a)
Files for each director and principal of Borrower and/or SPA including the name, address, social security number or federal identification number and such other identifying information as the Bank may require;

(b)
Records concerning all securities and subordinated debt issued by SPA which shall include: (i) the type of the security and subordinated debt issued, (ii) the name, address and telephone number of the investor, (iii) the date of the transaction, and (iv) the total amount of the qualified investment;

(c)	Records relating to each person making a qualified investment which shall include the social security number or federal tax identification number of each investor;
(d)
Records relating to SPA which shall include: (i) the name of the business, (ii) location of the headquarters and principal business operations of the business, (iii) a description of the type of business in which engaged, (iv) evidence that the venture meets the definition of an Oklahoma rural small business venture or Oklahoma small business venture, (v) a copy of every contractual agreement entered into between Foxborough Capital Company, LLC, an Oklahoma limited liability company (“Foxborough”) and SPA, (vi) the amount of qualified investment in SPA, (vii) the type of investment along with supporting documentation, (viii) the date of the investment, and (ix) the source of funds invested;

9.14
Additional Records. Borrower and Foxborough shall maintain the following additional records: (i) records relating to the capitalization of Borrower or Foxborough which is not invested in SPA, (ii) records relating to all distributions made by Foxborough including the date of the distribution, the amount of the distribution, to whom the distribution was paid, and the purpose of the distribution, and (iii) all other records that may be requested by the Bank.

9.15
Annual Reports to Bank. SPA shall file an annual report with the Bank by no later than April 30th of each year, which lists all qualified investments in or in conjunction with such company which may qualify for tax credits under Oklahoma law. The reports shall state the amount of qualified investments in or in conjunction with such company during the taxable year by persons, partnerships or corporations and the social security number of such person or the federal identification number of such partnership or corporation making such qualified investments. The reports shall also include a schedule listing the type and amount of qualified investment made by or in conjunction with SPA.

10. NEGATIVE COVENANTS. The Borrower covenants and agrees that until payment in full of all of the Obligations owing to the Bank under the Loan Documents, unless the Bank consents in writing:
10.1
Creation of Liens. Except for the liens in favor of the Bank, the Borrower will not create, assume, or suffer to exist, any mortgage, vendor’s lien, pledge, security interest, encumbrance, or other lien against any of the Collateral, whether now owned or hereafter acquired.

10.2
Loan. Borrower shall not loan or make advances to any other person or guarantee, indorse or otherwise be or become liable or contingently liable in connection with the obligations or Indebtedness of any other person, firm or corporation, directly or indirectly, except:

(i)	as an endorser of negotiable instruments for the payment of money deposited to Borrower’s bank account for collection in the ordinary course of business;
(ii)	trade credit extended in the ordinary course of Borrower’s business; or
(iii)	advances made in the usual course of business to officers and employees of Borrower for travel and other out-of-pocket expenses incurred by them on behalf of Borrower in connection with such business.
10.3
Liquidation or Merger. The Borrower shall not liquidate, dissolve or enter into any consolidation, merger, partnership, joint venture, syndicate, pool, or other combination, or convey, sell, assign or lease any substantial part of its assets or business without the prior written consent of the Bank.

10.4
Sale or Purchase of Fixed Assets, etc. Borrower will not invest in additional fixed asset purchases in an annual aggregate of more than $50,000.00 without concurrence of Bank. Borrower will not lease, sell, transfer, or otherwise encumber fixed assets without the concurrence of the Bank. Disposition of fixed assets serving as collateral for the Loan must also have the concurrence of USDA Rural Development.

10.5
Dividends: Distribution. Borrower shall not pay or permit to be paid any dividend or make any distribution of any assets or make any advances or Loan to members, owners, stockholders, officers, employees, or affiliates that, when taken, will not adversely affect the repayment ability of Borrower. No dividend payments will be made unless (1) an after-tax profit was made in the preceding fiscal year; (2) the Borrower is and will remain in compliance with covenants of the Loan Agreement; (3) all of Borrower’s debts are paid to a current status; and (4) prior written concurrence of the Bank is obtained. This is not intended to apply to dividend payments to cover personal tax liability resulting from profitability of the business.

10.6
Investments. Outside investment and Loan/advances to members, owners, officers, or affiliates shall require the prior written consent of the Bank. Loan from members, owners, officers, or affiliates shall be subordinated to the Loan or converted to stock. No payments are to be made on these debts unless the Loan are current and in good standing.

10.7	Contingent Liabilities. Borrower will not assume, guarantee, endorse, or otherwise become contingently liable for the obligation of any person, firm, or corporation.
10.8	Other Agreements. Borrower will not enter into any agreement which limits or restricts their ability to comply with the terms of this Agreement.
11. DEFAULT. The Bank may terminate all obligations of the Bank to make further disbursements under the Loan Documents, including the Note, and the Bank may declare all indebtedness and Obligations owing to the Bank evidenced by the Loan Documents to be immediately due and payable if any of the following events occur:
11.1	Nonpayment of Note. Default in payment within ten (10) days of when due of any interest on or principal on the Note; or
11.2	Other Nonpayment. Default in payment when due of any amount payable to the Bank under the terms of this Agreement, any of the Loan Documents; or
11.3	Breach of Agreement. Default in the performance or observance of any covenant contained in any of the Loan Documents; or
11.4	Application of Loan Proceeds. Any failure to apply the loan proceeds pursuant to the provisions as provided herein; or
11.5
Representations and Warranties. Any representation, statement, certificate, schedule or report made or furnished to the Bank proves to be false or erroneous in any material respect at the time of the making thereof or any warranty ceases to be complied with in any material respect; or

11.6	Insolvency. The admission by the Borrower of an inability to pay debts as such debts mature or an assignment for the benefit of creditors; or
11.7	Bankruptcy. The filing of a petition in either a voluntary case or an involuntary case of bankruptcy, reorganization, insolvency, liquidation or receivership proceedings by or against Borrower; or

11.8	Judgment. Entry by any court of a final judgment against the Borrower, or the Collateral, or an attachment of any Collateral in excess of $100,000.00;
11.9	Casualty Loss. Substantial damage or destruction of all or substantially all of the Collateral not otherwise covered by insurance; or
11.10
Notice and Right to Cure. Borrower shall be given notice and thirty (30) business days in which to cure defaults caused by the events described in items 11.2 through 11.9. No notice or right to cure any other defaults shall be required. Should Borrower fail to cure a default as provided herein Bank may assess Default Interest from the date of Borrower’s original breach of the covenant.

11.11	Violation of Lending Restriction. A breach of the Lending Restriction covenant as provided in Section 2.1 shall constitute a default hereunder.
12. REMEDIES. In the Event of Default or at Maturity:
12.1
Acceleration of Indebtedness. The Bank may accelerate payment of all of the indebtedness evidenced by the Note and all other indebtedness owing under the Loan Documents and declare the same to be immediately due and payable, and the Bank will thereafter be entitled to foreclose the Mortgages and proceed to selectively and successively enforce its rights under the Loan Documents or any one or more of them; provided that if any Default occurs under paragraph 11.6 or paragraph 11.7 hereof, all indebtedness evidenced by the Borrower’s Note and the other Loan Documents will be automatically accelerated without an election of the Bank and will become immediately due and payable without protest, presentment, notice or demand, all of which are hereby expressly waived by the Borrower, and the Bank will thereafter be entitled to selectively and successively enforce its rights under the Loan Documents or any one or more of them.

12.2
Selective Enforcement. In the event the Bank elects to selectively and successively enforce its rights under any one or more of the instruments securing payment of the indebtedness evidenced by the Loan Documents, such action will not be deemed a waiver or discharge of any other lien or encumbrance securing payment of such indebtedness until such time as the Bank has been paid in full all sums owing to Bank.

12.3
Waivers; Amendments. No waiver of any provision of any of the Loan Documents, nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and then such waiver, consent or amendment shall be effective only in the specific instance and for the specific purpose for which given. Any amendment to the Loan Documents must be in writing signed by the Bank.

12.4
Deposits; Set off. Regardless of the adequacy of any other collateral held by the Bank, any deposits or other sums credited by or due from the Bank to the Borrower will at all times constitute collateral security for all Obligations and may be set off against any and all liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, to Bank. The rights granted by this paragraph will be in addition to the rights of the Bank under any statutory banker’s lien or right of common law set off.

12.5
Performance by the Bank. The Bank will at any time after Default have the right (but not the obligation) to pay any secured or unsecured claim (whether prior or subordinate to the liens held by the Bank) affecting the Collateral, in such manner as the Bank determines. The Borrower hereby authorizes the Bank to increase the indebtedness owing to the Bank by the cost of satisfying claims against the Collateral and agrees that the Loan Documents will evidence and secure payment of such costs whether or not the total funds advanced exceed the face amount of the Loan Documents.

12.6	Waiver of Rights. Each party hereto waives all rights, if any, as an accommodation party and/or surety.
12.7
Cumulative Remedies. No failure on the part of the Bank to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by the Bank of any right hereunder precludes any other or further right of exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not alternative.

13. MISCELLANEOUS. It is further agreed as follows:
13.1
Survival of Representations. All representations and warranties made herein will survive the making of the Loan hereunder and the delivery of the Loan Documents and will continue during the term of the loan evidenced by the Loan Documents and all renewals thereof.

13.2
Expenses. The Borrower agrees to reimburse the Bank for all attorneys’ fees and expenses resulting from or incidental to the negotiation and preparation of the Loan Documents, and the collection or enforcement of the Loan Documents, of the protection or the Bank’s rights in the Collateral in the event of Default.

13.3
Indemnification. The Borrower hereby agrees to indemnify and hold the Bank harmless from any and all liability, loss and expense, including attorneys’ fees, whether incurred by retainer, salary or otherwise, incurred by such parties in good faith (a) in complying with or enforcing the terms of this Agreement or the Loan Documents or (b) as a result of any claim made by any party under the laws of any governmental entity, including, but not limited to state or federal securities or tax laws.

13.4	Notices. All notices, requests, and demands will be served personally or by registered or certified mail as follows:

The Borrower:	FB S. Plains Financing, LLC
6501 Broadway Extension, Suite 200
Oklahoma City, OK 73116
Attn:

Bank:	First Liberty Bank
Attn: Joey P. Root
9601 N. May Avenue
Oklahoma City, OK 73120

Copy To:	Kevin Blaney, P.C.
P.O. Box 657
Oklahoma City, OK 73101
Attn: Kevin Blaney
or at such other address as any party hereto designates for such purpose in a written notice to the other parties hereto. Unless otherwise provided in this Agreement, notices will be deemed to have been given on the date notice is served personally or the date which is three (3) calendar days following the date on which such notice is placed in the United States mail, properly addressed, postage prepaid.
13.5
Limitation of Liability — Indemnification. In administering the loan evidenced and secured by the Loan Documents and dealing with the Collateral, the Bank makes no representation and assume no responsibility to the Borrower or any Guarantor, or any other person with respect to: (a) the value, marketability, quality, quantity, ownership or condition of any of the Collateral: (b) the validity, collectability of any instrument, certificate, inventory, appraisal, opinion or other document delivered or to be delivered to either of the Bank in connection with the Loan Documents. Nothing in the Loan Documents will entitle any parties other than the Bank, the Borrower, and the Guarantors to rely thereon and no person will be deemed a third party beneficiary thereof. So long as the Bank acts in good faith in the administration of the loan evidenced by the Loan Documents and the enforcement of the Loan Documents, the Bank will incur no liability whatsoever to the Borrower or Guarantors, or any other party and will be responsible only for the gross negligence and willful misconduct of the Bank and the Bank’s officers and employees. The Bank will have the right to consult with legal counsel of Bank’s choice and to be fully exonerated from liability for any action taken in good faith in accordance with the advice of such legal counsel. Borrower and Guarantors will jointly and severally indemnify and hold the Bank harmless from any and all liability, loss and expense, including attorneys’ fees, incurred by such parties in good faith (a) in complying with or enforcing the terms of this Agreement or the Loan Documents or (b) as a result of any claim made by any party under the laws of any governmental entity, including, but not limited to any state or federal securities or tax laws.

13.6
Construction. This Agreement, the Loan Documents and all other documents issued under this Agreement are intended to be contracts made under the laws of the State of Oklahoma and are to be construed in accordance with the laws of said state. Nothing in this Agreement will be construed to constitute the Bank as a joint venturer, with the Borrower or any other party related thereto or to constitute a partnership. Except for the defined terms which appear in the subparagraphs under Paragraph 1 of this Agreement, the descriptive headings of the paragraphs of this Agreement are for convenience only and are not to be used in the construction of the content of this Agreement. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement.

13.7
Binding Effect. This Agreement will be binding on the Borrower or other party who executes same, and their respective successors and assigns and will inure to the benefit of the Bank, and the Bank’s respective successors and assigns. Bank may assign its rights hereunder, in part or as a whole, and may assign any Loan Document executed and delivered to Bank.

13.8
Venue and Jurisdiction. It is agreed that the debt evidenced by the Loan Documents was contracted in Oklahoma County, Oklahoma, the Note, the Loan Documents and all other instruments of indebtedness are hereby deemed to have been given when received and accepted by the Bank at the Bank’s banking house in Oklahoma City, Oklahoma. Borrower hereby waives all objections to venue and consents to the jurisdiction of any state or federal court located in Oklahoma County, Oklahoma or the county in which the Real Property is situated, in connection with any action instituted by the Bank by reason of or arising out of the execution, deliver, or performance of any of the Loan Documents.

13.9
Severability. In case any one or more of the provisions contained in the Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein will not in any way be affected or impaired thereby.

13.10
Usury. It is the intention of the parties hereto to conform strictly to applicable usury laws now in force. Accordingly, if the transactions contemplated hereby would be usurious under applicable law, then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or in any other instrument or agreement entered into in connection with or as security for the Loan Documents, it is agreed as follows: (i) the aggregate of all consideration that constitutes interest under applicable law and that is contracted for, charged or received under this Agreement or under any of the Loan Documents (whether designated as interest, fees, indemnities, payments or otherwise) shall under circumstances exceed the maximum amount of interest permitted by applicable law calculated on the basis of the actual number of days elapsed over a year of three hundred sixty-five (365) days or three hundred sixty-six

(366) days, as the case may be, and any excess shall be canceled automatically and, if theretofore paid, shall be credited on the Note by the holder thereof (or, if the Note and all other indebtedness owing under the Loan Documents have been paid in full, refunded to the Borrower); and (ii) in the event that the maturity of the Note is accelerated by reason of an election of the Bank resulting from a Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount permitted by applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Note (or, if the Note and all other indebtedness under the Loan Documents have been paid in full, refunded to the Borrower). All sections and provisions of this Agreement, the Note, the Loan Documents and the other instruments now or hereafter executed in connection with or as security for any of such agreements or instruments, including without limitation those sections and provisions calling for the calculation of interest on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days, are subject to this paragraph 13.10, which limits the maximum amount of interest. Notwithstanding anything contained herein to the contrary, the Bank will not be required to advance any funds if on the date of any proposed advance the prevailing interest rate which the Bank intends to charge (including rates of discount and commissions with respect to bankers acceptance financing) would violate the usury laws of the State of Oklahoma.
13.11
Mistakes — Liquidated Damages. Borrower and Guarantors hereby expressly waive any mistakes, inaccuracies, or misstatements made in connection with the preparations of the Loan Documents. Borrower and Guarantors further expressly agree that the maximum liability which may be incurred by Bank due to any such mistake, inaccuracy, or misstatement shall be collectively One Thousand Five Hundred and 00/100 Dollars ($1,500.00), such sum being agreed upon as liquidated damages collectively available to Borrower and Guarantors, their total damages and relief hereunder.

In addition, in the event the Loan Documents or any one of them misstates or inaccurately reflects the true and correct terms and provisions of said Loan Document(s) and said misstatement or inaccuracy is due to unilateral mistake on the part of Bank, mutual mistake on the part of Bank, Borrower, and/or Guarantors, or clerical error, then in such event, Borrower and/or Guarantor shall, upon request by Bank and in order to correct such misstatement or inaccuracy, execute such new documents or initial such corrected original documents as Bank may deem necessary to remedy said inaccuracy or mistake. Borrower’s and/or Guarantors’ failure to initial or execute such documents as requested shall constitute a default under the Loan Documents.

13.12
Entire Agreement. The Loan Documents and all documents executed in connection therewith constitute the entire agreement among parties hereto and encompassing their entirety all prior written and oral negotiations, understandings, representations, warranties and agreements among such parties.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.

BORROWER:	FB S. PLAINS FINANCING, LLC, an
Oklahoma limited liability company

	By:	FOXBOROUGH MANAGEMENT COMPANY, LLC,
an Oklahoma limited liability company,
Manager of FB S. Plains Financing LLC

	By:	/s/ Robert S. May

ROBERT S. MAY,
Manager of Foxborough Management Company, LLC

GUARANTORS:	SOUTHERN PLAINS ASSOCIATES, L.L.C.,
an Oklahoma limited liability company

	By:	/s/ James B. Swickey

JAMES B. SWICKEY, Manager

CAPITAL INVESTORS OF OKLAHOMA, LLC,
an Oklahoma limited liability company

	By:	/s/ James B. Swickey

JAMES B. SWICKEY, Manager

/s/ David W. Durrett

DAVID W. DURRETT, an individual

/s/ James B. Swickey

JAMES B. SWICKEY, an individual

FIRST PHYSICIANS REALTY GROUP, LLC,
an Oklahoma limited liability company

	By:	/s/ David Hirschhorn

DAVID HIRSCHHORN, Manager

RURAL HOSPITAL ACQUISITION, L.L.C.,
an Oklahoma limited liability company

	By:	/s/ Thomas Rice

THOMAS RICE, President

BANK:	FIRST LIBERTY BANK

	By:	/s/ Tammy Boatman

TAMMY BOATMAN, Sr. Vice President